PRESS RELEASE

For more information, contact:
Kim D. Shaver, Director of Communications
Phone:  (540)-656-3319
Email: kshaver@hookerfurniture.com

For immediate release:
August 30, 2001

Hooker Returns to Full Work Schedules; Downsizes in Martinsville

Martinsville, Va.: Hooker Furniture's manufacturing employees in Virginia and North Carolina will return to 40-hours-per-week work schedules beginning September 10.

In order to return to full work schedules, the company will downsize the workforce at its 560,000 square-foot Martinsville plant here to make it more efficient and bring it in line with the capacity of its other plants. The downsizing involves a workforce reduction of approximately 100 Martinsville employees, or about 5% of Hooker's total workforce.

Hooker has diligently sought to avoid downsizing during the industry-wide economic downturn this year. It has done so through scheduling its manufacturing employees on short time, or 35-hour workweeks, since early in 2001. However, the company has determined that the best long-term interests of the company and the majority of its employee-owners will be served by a minimal reduction of its workforce.

"We regret having to reduce our workforce," said Paul B. Toms Jr., chairman and chief executive officer. "However, we believe the profitability of the company and the long-term livelihood of our employee-owners would be compromised if we continued to work on reduced schedules. It is in the best long-term interests of our remaining employee-owners to make this difficult decision that allows them to get back to full work schedules and compensation."

Compared to a year ago, Hooker's total workforce has downsized by about 10%, from approximately 2,000 employees to about 1,800 currently. In addition to the 5% workforce reduction on August 30, the company's workforce had already been reduced by 5% through attrition and some early retirements, combined with a hiring freeze in Martinsville since late last year.

The Martinsville plant was chosen for the workforce reductions because, of all of Hooker's six manufacturing facilities, it represents the greatest opportunity for improved efficiency. Additionally, the bedroom product line manufactured here has been negatively impacted by competition from imported bedroom products and the economic downturn.

Employees whose jobs are eliminated will receive severance pay based on their years of service with Hooker, and will receive their full year-end service bonus and 30 days health insurance coverage at no cost to them. Following the 30 days of continuing health insurance, affected employees will be eligible for extended health coverage through COBRA.

In addition, Hooker will make outplacement employment counseling available next week. "We also are exploring the possibility of extended unemployment benefits under the TRADE ACT and the NAFTA Transitional Adjustment Assistance Program," said Jack Palmer, vice president of human resources.

The company does not anticipate further workforce downsizing. "Under the current circumstances, we believe this downsizing is all that will be necessary," said Toms.

Toms stressed that management believes the long-term outlook for Hooker is bright. "We're well-positioned in the domestic product categories in which we compete and expect growth ahead in those categories. We're financially strong and profitable with relatively little debt. Our plants are as updated and well equipped as any in the industry. We have a seasoned group of excellent employees from top to bottom and one of the strongest and most professional sales organizations in the industry. We have good relationships with many of the best retailers in the country. Because of this right-sizing, we expect to go forward as an even stronger company."

Ranked among the nation's top 20 furniture manufacturers in sales, Hooker Furniture is a 77-year-old producer and importer of wall and entertainment systems, home office, occasional and bedroom furniture with sales in 2000 of over $250 million and approximately 1,800 employee owners. The company has six manufacturing facilities and a distribution center in Virginia and North Carolina. Plant locations include Pleasant Garden, Kernersville and Maiden, N.C. and Martinsville and Roanoke, VA.

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price of lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic or business conditions, either nationally or internationally.


                                       2